E X H I B I T – 11  :  ATTACHMENT TO ITEM-#17 FORM-20F

AUDITED ANNUAL FINANCIAL STATEMENTS AT

FISCAL YEAR END 7/31/03

Attachment to Form-20F For Fiscal 2003 Ended 7/31/03 Filed In January 2004 By

CONTINENTAL ENERGY CORPORATION

CONTINENTAL ENERGY CORPORATION

(A Development Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

31 JULY 2003 and 2002

U.S. Funds

STALEY, OKADA & PARTNERS

Chartered Accountants

Form 20F Annual Report - Exhibit-11 Financial Statements FYE 7/31/2003 -  Continental Energy Corp. -  SEC File # 0-17863

Page #

INDEPENDENT AUDITORS’ REPORT

To the Directors of Continental Energy Corporation:

We have audited the consolidated balance sheet of Continental Energy Corporation (a development stage company) as at 31 July 2003 and 2002 and the consolidated statements loss and cash flows for the years ended 31 July 2003, 2002 and 2001 and cumulative from 1 August 1993 through 31 July 2003 and the consolidated statement of shareholders’ equity (deficiency) from 31 July 2000 through 31 July 2003.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with United States generally accepted auditing standards for the years ended 31 July 2003, 2002 and 2001.  All prior years were audited in accordance with Canadian generally accepted auditing standards.  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at 31 July 2003 and 2002 and the results of its operations and the changes in its cash flows for the years ended 31 July 2003, 2002 and 2001 and cumulative from 1 August 1993 through 31 July 2003 in accordance with Canadian generally accepted accounting principles.  As required by the Company Act of British Columbia, we report that, in our opinion, these principles have been applied on a basis consistent with that of the preceding year.

Surrey, B.C., Canada	STALEY, OKADA & PARTNERS
5 December 2003	CHARTERED ACCOUNTANTS

COMMENTS BY AUDITORS FOR U.S. READERS

ON CANADA-U.S. REPORTING CONFLICT

To the Directors of Continental Energy Corporation:

In the United States, reporting standards for auditors require the expression of a qualified opinion when financial statements are affected by significant uncertainties such as those referred to in Note 1 to these financial statements.  The above opinion on our report to the shareholders dated 5 December 2003 for the years ended 31 July 2003, 2002 and 2001 is not qualified with respect to, and provides no reference to these uncertainties since such an opinion would not be in accordance with Canadian reporting standards for auditors when the uncertainties are adequately disclosed in the financial statements.

Surrey, B.C., Canada	STALEY, OKADA & PARTNERS
5 December 2003	CHARTERED ACCOUNTANTS

MANAGEMENT’S RESPONSIBILITY FOR THE FINANCIAL STATEMENTS

The preparation and presentation of the Company’s financial statements is the responsibility of management.  The financial statements have been prepared in accordance with Canadian generally accepted accounting principles and necessarily include estimates which are based on management’s best judgment.  Information contained elsewhere in the Annual Report is consistent, where applicable, with that contained in the financial statements.

Management is also responsible for installing and maintaining a system of internal controls to provide reasonable assurance that assets are safeguarded and that reliable financial information is produced for preparation of financial statements.

Staley, Okada & Partners, a firm of chartered accountants, were appointed by the shareholders as external auditors to conduct an independent examination and express their opinion on the financial statements.  The Auditors’ Report outlines the auditors’ opinion and the scope of their examination.

The Board of Directors is responsible for ensuring that management fulfills its responsibilities for financial reporting and internal control.  The Board exercises these responsibilities with the assistance of the Audit Committee of the Board.

Continental Energy Corporation A Development Stage Company	Statement 1
Consolidated Balance Sheet
As at 31 July
U.S. Funds

ASSETS	2003	2002
Current
Cash	$802,127	$225,414
Due from related party (Note 10e)	90,418	17,656
Prepaid expense	7,015	-
Accounts and GST receivable	7,979	24,543
	907,539	267,613
Prepaid Resource Property Costs (Note 4)	17,000	29,000
Prepaid Share Issuance Costs (Note 4)	25,500	43,500
Capital Assets
Resource property costs - Schedule 1 (Notes 1 and 5)	3	945,717
Furniture, equipment and computer (Note 6)	133,911	13,252
	133,914	958,969
	$1,083,953	$1,299,082

LIABILITIES
Current
Accounts payable and accrued liabilities	$4,608,355	$5,905,350
Due to related parties (Note 10f)	368,121	808,527
Promissory notes payable (Note 7)	50,000	50,000
Cash received in advance of share issuance (Note 9e)	92,008	150,000
Capital lease - current portion (Note 8)	18,714	-
	5,137,198	6,913,877
Capital Lease Obligation (Note 8)	32,622	-
Continued Operations (Note 1)
Contingencies and Commitments (Note 13)

SHAREHOLDERS' EQUITY (DEFICIENCY)
Share Capital - Statement 2 (Note 9)	21,486,809	18,972,265
Contributed Surplus - Statement 2	1,177,550	116,550
Deficit - Statement 2	(26,750,226)	(24,703,610)
	(4,085,867)	(5,614,795)
	$1,083,953	$1,299,082

ON BEHALF OF THE BOARD:

"Gary R. Schell"

"Richard L. McAdoo"

____________________________, Director

____________________________, Director

- See Accompanying Notes -

Continental Energy Corporation A Development Stage Company	Statement 2
Consolidated Statement of Shareholders’ Equity (Deficiency)
U.S. Funds

	Common Shares		Contributed	Deficit Incurred Prior to Exploration	Deficit Incurred During Exploration Stage
	Shares	Amount	Surplus	Stage	(Note 2m)	Total
Balance - 31 July 2000	24,119,393	$18,370,981	$116,550	$(11,420,599)	$(4,419,301)	$2,647,631

Loss for the year - Statement 3	-	-	-	-	(894,354)	(894,354)
Balance - 31 July 2001	24,119,393	18,370,981	116,550	(11,420,599)	(5,313,655)	1,753,277

Loss for the year - Statement 3	-	-	-	-	(7,969,356)	(7,969,356)
Acquisition of subsidiary @ $0.13/common share	740,000	96,200	-	-	-	96,200
Private placements @ $0.15/common share	3,376,840	506,526	-	-	-	506,526
Finders fee	50,000	-	-	-	-	-
Share issued for financing contract	1,000,000	-	-	-	-	-
Share issuance cost		(1,442)	-	-	-	(1,442)
Balance - 31 July 2002	29,286,233	18,972,265	116,550	(11,420,599)	(13,283,011)	(5,614,795)

Loss for the year - Statement 3	-	-	-	-	(2,046,616)	(2,046,616)
Exercise of warrants @ $0.15/common share	5,233,625	785,044	-	-	-	785,044
Exercise of options @ $0.15/common share	1,340,000	201,000	-	-	-	201,000
Private placements @ $0.15/common share	8,310,000	1,246,500	-	-	-	1,246,500
Finders fee - Farm-out (Note 5aiii)	1,500,000	300,000	-	-	-	300,000
Finders fee - Financing	80,000	-	-	-	-	-
Stock option compensation (Note 9f)	-	-	1,061,000	-	-	1,061,000
Share issuance cost	-	(18,000)	-	-	-	(18,000)
Balance - 31 July 2003	45,749,858	$21,486,809	$1,177,550	$(11,420,599)	$(15,329,627)	$(4,085,867)

- See Accompanying Notes -

Continental Energy Corporation A Development Stage Company	Statement 3
Consolidated Statement of Loss
U.S. Funds

	Cumulative From 1 August 1993 Through 31 July 2003	For the Years Ended 31 July
	(Note 2m)	2003	2002	2001
Revenue
Oil and gas revenue	$49,237	$-	$-	$-
Other income	50,891	-	-	4,476
	100,128	-	-	4,476
Expenses
Loss on disposal or write down of resource property (Note 5, Schedule 1)	9,697,708	76,344	6,986,726	215,335
General and administrative (Schedule 2)	2,247,953	289,707	408,807	351,225
Management fees and medical insurance	1,120,035	333,675	351,048	170,440
Stock option compensation (Note 9f)	1,061,000	1,061,000	-	-
Financing costs, interest on loans and foreign exchange gain and loss	663,241	153,545	186,404	73,345
Investor relations contract	177,452	24,056	24,507	20,437
Amortization	48,802	24,996	7,371	5,277
Consulting	189,534	16,551	3,634	12,399
Bank charges	25,847	6,188	859	2,557
Loan settlement fee	44,372	-	-	-
Gain on debt settlement	(5,583)	-	-	-
Loss on disposal or write-down of capital assets	28,486	-	-	43,067
Bad debt	70,354	-	-	4,748
	15,369,201	1,986,062	7,969,356	898,830
Loss Before the Undernoted	15,269,073	1,986,062	7,969,356	894,354
Gain on farm out disposal (Note 5aii)	(59,446)	(59,446)	-	-
Terminated farm out agreement loss (Note 5aiii)	120,000	120,000	-	-
Loss for the Period	$15,329,627	$2,046,616	$7,969,356	$894,354

Weighted Average Number of Shares Outstanding		36,468,838	25,722,526	24,119,393

Loss per Share - basic and diluted		$0.06	$0.31	$0.04

- See Accompanying Notes -

Continental Energy Corporation A Development Stage Company	Statement 4
Consolidated Statement of Cash Flows
U.S. Funds

	Cumulative From 1 August 1993 Through 31 July 2003	For the Years Ended 31 July
	(Note 2m)	2003	2002	2001
Operating Activities
Loss for the period	$ (15,329,627)	$(2,046,616)	$(7,969,356)	$(894,354)
Adjustments to reconcile to net cash
Stock option compensation	1,061,000	1,061,000	-	-
Loan settlement fee	44,373	-	-	-
Amortization	48,802	24,996	7,371	5,277
Loss on write-down or disposal of capital assets	28,486	-	-	43,067
Loss on disposal, write-down or impairment of resource properties	9,638,262	16,898	6,986,726	215,335
Terminated farm out agreement loss	120,000	120,000	-	-
Bad debts	51	-	-	-
Changes in operating current assets and liabilities
Promissory notes receivable	-	-	-	360,880
Prepaid expenses	(4,143)	(7,015)	2,872	4,491
Accounts receivable	(19,078)	16,564	3,463	(6,405)
Accounts payable	(1,065,430)	(1,810,163)	(675,748)	731,636
Net cash provided by (used in) operating activities	(5,477,304)	(2,624,336)	(1,644,672)	459,927
Financing Activities
Share capital for cash, net of issuance costs	8,956,256	2,214,544	505,084	-
Cash received in advance of share issuance	92,008	(57,992)	150,000	-
Prepaid share issuance costs	(25,500)	18,000	(43,500)	-
Capital lease	51,336	51,336	-	-
Promissory notes payable	50,000	-	-	-
Net cash provided by financing activities	9,124,100	2,225,888	611,584	-
Investing Activities
Advance for proposed acquisition	-	-	1,589,472	(164,362)
Purchase of equipment	(182,411)	(145,655)	-	(12,010)
Purchase of intangible asset	(43,067)	-	-	-
Marketable securities	9,840	-	-	-
Property disposal proceeds (Notes 5aii and 5aiii)	774,470	774,470	-	-
Resource property cost recovery	2,410,322	786,672	32,000	270,715
Resource property costs, net	(5,818,766)	(452,326)	(361,369)	(624,144)
Prepaid resource property costs	(17,000)	12,000	(29,000)	-
Government grant	21,436	-	-	-
Net cash provided by (used in) investing activities	(2,845,176)	975,161	1,231,103	(529,801)
Net Increase (Decrease) in Cash and Cash Equivalents	801,620	576,713	198,015	(69,874)
Cash and cash equivalents - Beginning of period	507	225,414	27,399	97,273
Cash and Cash Equivalents - End of Period	$802,127	$802,127	$225,414	$27,399

Supplemental Schedule of Non-Cash Transactions
Cancellation of pooled shares	$(32,626)	$-	$-	$-
Issuance of shares for:
Resource property acquisition	$579,071	$-	$96,200	$-
Intangible asset acquisition	$43,067	$-	$-	$-
Debt settlement	$284,929	$-	$-	$-
Loan settlement	$44,372	$-	$-	$-
Finder’s fee	$310,832	$300,000	$-	$-

- See Accompanying Notes -

Continental Energy Corporation A Development Stage Company	Schedule 1
Consolidated Schedule of Resource Property Costs
U.S. Funds

	Cumulative 1 August 1993 Through 31 July	For the Years Ended 31 July			1 August 1993 to 31 July 2000
	2003	2003	2002	2001	(Note 2m)
Indonesia
Bengara
Production sharing contract acquisition	$1,315,953	$-	$-	$-	$1,315,953
Geological and geophysical interpretation and evaluation	1,212,904	418,908	163,457	168,248	462,291
Seismic acquisition and data processing	97,360	5,895	6,000	-	85,465
Field exploration, surveys, data acquisition	17,393	-	-	-	17,393
Prepaid resource property costs	75,000	-	-	-	75,000
Costs for the period	2,718,610	424,803	169,457	168,248	1,956,102
Impairment	(801,683)	(11,130)	(575,218)	(215,335)	-
Costs recovery	(1,916,926)	(654,673)	(32,000)	(217,997)	(1,012,256)
Net property costs for the period	1	(241,000)	(437,761)	(265,084)	943,846

Yapen
Production sharing contract acquisition	623,784	-	-	-	623,784
Geological and geophysical interpretation and evaluation	185,449	7,500	97,441	72,518	7,990
Seismic acquisition and data processing	383,378	-	-	383,378	-
Prepaid resource property costs	-	(75,000)	-	-	75,000
Costs for the period	1,192,611	(67,500)	97,441	455,896	706,774
Recovery (impairment)	(81,923)	29,809	(111,732)	-	-
Cost allocated on disposal (Note 5aii)	(535,024)	(535,024)	-	-	-
Costs recovery	(575,663)	(131,999)	-	(52,718)	(390,946)
Net property costs for the period	1	(704,714)	(14,291)	403,178	315,828

GATB
Technical assistance contract acquisition	6,205,302	-	6,205,302	-	-
Geological and geophysical interpretation and evaluation	189,494	95,023	94,471	-	-
Costs for the period	6,394,796	95,023	6,299,773	-	-
Impairment	(6,394,795)	(95,023)	(6,299,772)	-	-
Net property costs for the period	1	-	1	-	-

Other properties
Costs for the period	2,734,114	-	-	-	2,734,114
Cost written off on abandonment	(2,740,640)	-	(4)	-	(2,740,636)
	(6,526)	-	(4)	-	(6,522)

Total Costs for the Period	13,040,131	452,326	6,566,671	624,144	5,396,990
Total costs recovered for the period	(2,492,589)	(786,672)	(32,000)	(270,715)	(1,403,202)
Total write-off of costs on abandonment or impairment for the period - Oil and gas and mineral properties	(10,019,041)	(76,344)	(6,986,726)	(215,335)	(2,740,636)
Proceeds on disposal of oil and gas properties for the period	(929,939)	(594,470)	-	-	(335,469)
Gain on disposal of oil and gas properties for the period	390,019	59,446	-	-	330,573
Balance - Beginning of period	11,422	945,717	1,397,772	1,259,678	11,422
Balance - End of Period	$3	$3	$945,717	$1,397,772	$1,259,678

- See Accompanying Notes -

Continental Energy Corporation A Development Stage Company	Schedule 2
Consolidated Schedule of Administration Expenses
U.S. Funds

	Cumulative From 1 August 1993 Through 31 July 2003		For the Years Ended 31 July
	(Note 2m)	2003	2002	2001
Wages	$444,316	$29,346	$197,371	$88,373
Office expenses	466,052	109,115	109,271	76,858
Legal and audit	554,753	34,778	28,167	63,269
Rent, office maintenance and utilities	219,488	28,207	16,655	54,379
Telephone	120,783	23,060	23,033	17,488
Travel	211,941	44,109	27,574	32,221
Filing fees	78,655	3,863	3,896	7,270
Shareholder communication	76,381	10,168	1,429	8,025
Transfer agent	36,680	7,061	1,411	3,342
Promotion	28,421	-	-	-
Bad debts	10,483	-	-	-
	$2,247,953	$289,707	$408,807	$351,225

- See Accompanying Notes -

Continental Energy Corporation A Development Stage Company
Notes to Consolidated Financial Statements
31 July 2003 and 2002
U.S. Funds

1.

Continued Operations

These consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern which assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations.

Adverse conditions and events cast substantial doubt upon the validity of this assumption.  The Company has incurred significant operating losses over the past several fiscal years and has a working capital deficiency.  In addition, the Company has insufficient funds to complete the property expenditures required on its Indonesian properties and is awaiting confirmation from the Indonesian government that the oil and gas property contracts related to its three Indonesian properties have been extended and/or approved for the 2004 calendar year (Note 5).  Also, certain property agreements are in default (Note 5aiii).  These facts create uncertainty surrounding the timing and capacity of the Company to meet its financial obligations.

The Company’s ability to continue as a going concern is dependent upon its ability to raise additional capital by issuance of treasury shares or debt, receive significant disposal or farm-out proceeds for its Indonesian oil and gas properties or achieve profitable operations.

If the going concern assumption were not appropriate for these consolidated financial statements, then adjustments would be necessary in the carrying values of assets and liabilities, the reported revenues and expenses, and the balance sheet classifications used.

2.

Significant Accounting Policies

a)

Consolidation

These consolidated financial statements include the accounts of the Company and its four subsidiaries as follows:

•

Continental Energy Corp. (“CEC-USA”), an inactive company - wholly owned

•

Continental-Wisdom-GeoPetro (Bengara II) Ltd. (formerly Apex (Bengara II) Ltd.) (“Bengara”) (Note 5a) - wholly owned

•

Continental-GeoPetro (“Yapen”) (formerly Apex (Yapen) Ltd. (Note 5a) - wholly owned

•

GAT Bangkudulis Petroleum Company Ltd. (“GATB”) (Note 5b) - 70% owned

b)

Amortization

The Company provides for amortization on its capital assets as follows:

•

Furniture, equipment and small tools - 20% declining balance basis

•

Computer equipment - 30% declining balance basis

•

Automobile under capital lease - straight line over 31 months

One-half the annual rate is charged in the year of acquisition.

Continental Energy Corporation A Development Stage Company
Notes to Consolidated Financial Statements
31 July 2003 and 2002
U.S. Funds

2.

Significant Accounting Policies - Continued

c)

Income Taxes

Income taxes are accounted for using the asset and liability method.  Future taxes are recognized for the tax consequences of “temporary differences” by applying enacted or substantively enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and tax basis of existing assets and liabilities.  The effect on deferred taxes for a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment.  In addition, the method requires the recognition of future tax benefits to the extent that realization of such benefits is more likely than not.

d)

Loss per Share

Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period.  The computation of diluted earnings per share assumes the conversion, exercise or contingent issuance of securities only when such conversion, exercise or issuance would have a dilutive effect on earnings per share.  The dilutive effect of convertible securities is reflected in diluted earnings per share by application of the “if converted” method.  The dilutive effect of outstanding options and warrants and their equivalents is reflected in diluted earnings per share by application of the treasury stock method.

e)

Oil and Gas Properties

The Company follows the full cost method of accounting for oil and gas operations, as prescribed by the Canadian Institute of Chartered Accountants, whereby all costs of exploring for and developing oil and gas reserves are capitalized and accumulated in cost centres established on a country-by-country basis.  Such costs include land acquisition costs, geological and geophysical expenses, carrying charges on non-producing properties, costs of drilling both productive and non-productive wells, interest costs on significant investments in unproved properties and major development projects and overhead charges directly related to acquisition, exploration and development activities, less any government incentives relating thereto.

The costs related to each cost centre from which there is production, together with the costs of production equipment, are depleted and amortized on the unit-of-production method based on the estimated gross proved reserves of each country.  Oil and natural gas reserves and production are converted into equivalent units based upon estimated relative energy content.  Costs of acquiring and evaluating significant unproved properties are initially excluded from depletion calculations.  These unevaluated properties are assessed periodically to ascertain whether impairment in value has occurred.  When proved reserves are assigned or the value of the property is considered to be impaired, the cost of the property or the amount of the impairment is added to costs subject to depletion.

Continental Energy Corporation A Development Stage Company
Notes to Consolidated Financial Statements
31 July 2003 and 2002
U.S. Funds

2.

Significant Accounting Policies - Continued

e)

Oil and Gas Properties - Continued

The capitalized costs less accumulated amortization in each cost centre from which there is production are limited to an amount equal to the estimated future net revenue from proved reserves (based on prices and costs at the balance sheet date) plus the cost (net of impairments) of unproved properties ("ceiling test").  The total capitalized costs less accumulated depletion and amortization and deferred taxes of all cost centres is further limited to an amount equal to the estimated future net revenue from proved reserves plus the cost (net of impairments) of all unproved properties less estimated future general and administrative expenses, future financing costs and taxes.

The costs (including exploratory dry holes) related to cost centres from which there has been no commercial production are not subject to depletion until commercial production commences.  The capitalized costs are periodically assessed to determine whether it is likely such costs will be recovered in the future.  Costs unlikely to be recovered in the future are written off.

Proceeds from the farm-out of oil and gas properties are applied against capitalized costs, with no gain or loss recognized, unless such a sale would significantly alter the rate of depletion and amortization.

f)

Conversion of Foreign Currencies

For its 31 July 2002 year-end reporting, and all subsequent reporting, the Company adopted the U.S. currency as its reporting currency and has prepared its financial statements on that basis.

The accounts of the Company are now prepared in U.S. funds and the Company’s Canadian operations are translated into U.S. dollars under the temporal method as follows:

•

Monetary assets and liabilities at year-end rates;

•

All other assets and liabilities at historical rates;

•

Income and expense items and exploration and development costs translated in a manner that produces substantially the same result as would have resulted had these items been translated on the date they occurred;

•

Exchange gains and losses arising from these transactions are treated as period items.

Continental Energy Corporation A Development Stage Company
Notes to Consolidated Financial Statements
31 July 2003 and 2002
U.S. Funds

2.

Significant Accounting Policies - Continued

g)

Environmental Expenditures

The operations of the Company may in the future be affected from time to time in varying degrees by changes in environmental regulations, including those for future removal and site restoration costs.  Both the likelihood of new regulations and their overall effect upon the Company vary greatly and are not predictable.  The Company's policy is to comply with legal requirements as a minimum and go beyond these requirements where necessary to conduct its business responsibly and in accordance with the principles of economically sustainable development.

Environmental expenditures that relate to ongoing environmental and reclamation programs are charged against earnings as incurred or capitalized and amortized depending on their future economic benefits.  Estimated future removal and site restoration costs, when the ultimate liability is reasonably determinable, are charged against earnings over the estimated remaining life of the related business operation, net of expected recoveries.

h)

Management’s Estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reported periods.  Actual results could differ from those estimates.

i)

Future Site Restoration Costs

Estimated future site restoration costs are provided for over the life of the proven reserves on a unit-of-production basis.  Costs are estimated each year by management in consultation with the Company’s engineers based on current regulations, costs, technology and industry standards.  Actual site restoration expenditures are charged to the accumulated provision account as incurred.

j)

Basis of Segmented Disclosure

The Company’s only business activity is the exploration and development of oil and gas prospects.  During the year, the Company had administration activity in Canada and exploration and development activity in Indonesia.  The segmented information is identified by geographic location of the Company’s exploration and development activities.

k)

Share Capital

i)

Proceeds from the exercise of stock options, warrants and escrow shares are recorded as share capital in the amount for which the option, warrant or escrow share enabled the holder to purchase a share in the Company.

ii)

Share capital issued for non-monetary consideration is recorded at an amount based on estimated fair market value reduced by an estimate of transaction costs normally incurred when issuing shares for cash, as determined by the board of directors of the Company.

Continental Energy Corporation A Development Stage Company
Notes to Consolidated Financial Statements
31 July 2003 and 2002
U.S. Funds

2.

Significant Accounting Policies - Continued

l)

Stock-Based Compensation

The Company has adopted the recommendations of CICA Handbook Section 3870, Stock-based compensation and other stock-based payments.  This Section establishes standards for the recognition, measurement and disclosure of stock-based compensation and other stock-based payments made in exchange for goods and services.

Non-Employees

The standard requires that all stock-based awards made to non-employees be measured and recognized using a fair value based method.

Employees

The standard encourages the use of a fair value based method for all awards granted to employees, but only requires the use of a fair value based method for direct awards of stock, stock appreciation rights, and awards that call for settlement in cash or other assets.  Awards that a company has the ability to settle in stock are recorded as equity, whereas awards that the entity is required to or has a practice of settling in cash are recorded as liabilities.  The Company has elected to account for employee stock options by measuring compensation cost for options as the excess, if any, of the quoted market price of the Company’s common shares at the date of grant over the amount an employee must pay to acquire the common shares.  As required for the employee stock options, the Company will disclose pro-forma income (loss) and pro-forma earnings (loss) per share using a fair value based method.

m)

Cumulative Exploration Stage

In 1993 the Company became involved in start-up mineral and oil and gas exploration operations.  These financial statements reflect exploration stage operations from 1 August 1993.  Prior to 1 August 1993 the Company was in the compressor rental industry.

3.

Fair Value of Financial Instruments

The Company's financial instruments consist of cash, amounts due from or to related parties, accounts and GST receivable, accounts payable, cash received in advance of share issuance, promissory notes payable (Note 7) and capital lease obligation (Note 8).  The carrying value of these financial instruments approximates their fair value due to their short-term maturity or capacity of prompt liquidation.

The Company is exposed to currency risk in that material accounts payable are denominated in both Canadian dollars and Indonesian rupiah and the US dollar value of these payables will fluctuate due to changes in foreign exchange.

Continental Energy Corporation A Development Stage Company
Notes to Consolidated Financial Statements
31 July 2003 and 2002
U.S. Funds

4.

Prepaid Costs

On 1 July 2002 the Company entered into a corporate financing agreement with an unrelated party.  The unrelated party is to provide services related to raising capital for the Company over a 30-month period starting 1 July 2002. Upon signing the agreement the Company prepaid $45,000 in corporate financing costs, leaving $25,500 prepaid as at 31 July 2003.

On 1 July 2002 the Company entered into consulting agreements with two unrelated parties. The unrelated parties are to provide services related to the Company’s oil and gas properties (Note 5) over a 30-month period starting 1 July 2002. Upon signing the agreements the Company prepaid $30,000 in consulting costs, leaving $17,000 prepaid as at 31 July 2003.

5.

Resource Property Costs

a)

Bengara and Yapen

By separate share purchase and transfer agreements (“SPTA”) with effective dates of 1 August 1998 and subsequent amendments between 30 September 1998 and 19 January 2000, the Company purchased 100% of the issued and outstanding shares of Bengara and Yapen, two British Virgin Island companies with oil and gas exploration activities in Indonesia.  The Company accounted for the acquisition of the subsidiaries using the purchase method of accounting for a business combination. Included in the Company’s statement of loss are the results of operations of both subsidiaries from the date of acquisition forward.

Bengara

Bengara was incorporated in the British Virgin Islands on 9 September 1997 for the purpose of obtaining a production sharing contract (“PSC”) with Pertamina, the Indonesian government’s state owned oil and gas enterprise.  Bengara is legally entitled to conduct business and operate in the Republic of Indonesia based on it being party to the Bengara II PSC dated 4 December 1997.  The PSC grants the Company the exclusive authority to conduct petroleum exploration, development and production operations in an area of approximately 3,650 square kilometers known as the Bengara II Block area, East Kalimantan.  Pursuant to the PSC as currently amended, Bengara must fund and conduct exploration work commitments totalling $16,750,000 in the first seven PSC contract years ending 4 December 2004.  Of the $16,750,000, approximately $2,400,000 has been spent.  The expiration date of the PSC is thirty years from 4 December 1997.  The Company’s activities within the Bengara II contract area are currently in the exploration stage and no crude oil or natural gas is being produced within the contract area.  Due to exploration risk and the overall uncertainty of drilling results on exploration properties the Company determined that the recoverability of the costs associated with Bengara is uncertain, consequently the Company wrote down the book value of the property to $1 (Note 5aiii).

Continental Energy Corporation A Development Stage Company
Notes to Consolidated Financial Statements
31 July 2003 and 2002
U.S. Funds

5.

Resource Property Costs - Continued

a)

Bengara and Yapen - Continued

Yapen

Yapen was incorporated in the British Virgin Islands on 8 January 1998 for the purpose of obtaining a PSC with Pertamina.  The Yapen PSC was signed on 27 September 1999.  Prior to its farm out agreement (Note 5aii) Yapen had a controlling interest in the PSC. However, as a result of the farm out agreement, Yapen currently retains only a 10% interest in the PSC. Due to exploration risk and the overall uncertainty of drilling results on exploration properties the Company determined that the recoverability of the costs associated with Yapen is uncertain, consequently the Company wrote down the book value of the property to $1.

Indonesian Farm-Out

i)

GeoPetro Resources Company (“GeoPetro”)

During a prior year, the Company and GeoPetro of San Francisco, California entered into a Farm-Out Agreement (“FOA”) with an effective date of 1 January 2000. Per the FOA, the Company farmed out 40% of its 100% interest in each of the Yapen and Bengara properties and provided a proportionate security interest in each of the operating subsidiaries such that at closing GeoPetro owns a 40% interest in each property.  To obtain its 40% interest GeoPetro agreed to pay the Company total consideration of $1,297,000 and pay its proportionate share of all property costs per the Bengara and Yapen SPTA retroactive to 1 August 1998.  As at 31 July 2003, the Company has received a total of $2,489,000 in farm out proceeds from GeoPetro.  During the 31 July 2002 year, the Company transferred 40% of the issued and outstanding shares of Bengara and Yapen to GeoPetro as a security interest.  The shares held by GeoPetro secure GeoPetro’s underlying interest in the Bengara and Yapen PSC.  The Company continues to consolidate the Bengara and Yapen subsidiaries as wholly owned subsidiaries.

ii)

Medco International Ventures Ltd. (“Medco”)

On 5 November 2002, the Company’s subsidiary, Yapen, completed an agreement to farm out 90% of it’s PSC to Medco.  As part of the agreement Medco will pay approximately $572,000 of Yapen’s current liabilities and fund 100% of the future property development costs up to commercial production.  Upon commercial production, Yapen will be required to fund 10% of the costs.  As a result of this agreement, Yapen assigned 90% of the PSC to Medco and Yapen retained a 10% interest in the PSC. Yapen has no further financial commitments to the PSC until commercial production is reached at which time Yapen will be required to fund its proportionate costs, being 10%.  As per generally accepted accounting principles, the reduction of greater than a 20% interest in the oil and gas property requires that a gain or loss be calculated on the disposal.  The Yapen farm out resulted in net proceeds of $594,470 with allocated costs of $535,024 resulting in a gain of $59,446.

Continental Energy Corporation A Development Stage Company
Notes to Consolidated Financial Statements
31 July 2003 and 2002
U.S. Funds

5.

Resource Property Costs - Continued

a)

Bengara and Yapen - Continued

Indonesian Farm-Out - Continued

iii)

China Wisdom International (HK) Ltd. (“China Wisdom”)

During the year the Company and its farm out partner, GeoPetro, entered into an agreement with an unrelated partner, China Wisdom, to dispose of 40% of the Bengara subsidiary.  To earn its 40% interest China Wisdom was to:

-

pay $720,000 by way of $120,000 cash and six separate promissory notes in the amount of $100,000 each due and payable on the last day of each month of  June to November 2003.

-

drill five exploration wells no later than 31 December 2004, at least three of which are to be drilled in 2003, with the first of the three completed by 30 September 2003.  As at 31 July 2003 and 30 November 2003, drilling had not begun.

As at 31 July 2003, to fulfill its obligation under the farm out agreement, 40% of the issued and outstanding shares of Bengara had been transferred to China Wisdom.

As at 31 July 2003, $300,000 had been received with 60% ($180,000) and 40% ($120,000) of the proceeds being allocated to the Company and GeoPetro.  The promissory notes had not been delivered.  In a letter dated 4 November 2003, Bengara notified China Wisdom that it was in default of its agreement because it had not drilled its first well on or before 30 September 2003 and it had not fulfilled its cash payment obligations.

China Wisdom did not satisfy the terms of the agreement and the agreement was terminated effective 1 December 2003 and any money paid to date by China Wisdom has been forfeited to the Company and GeoPetro.  It is management’s opinion that the Bengara subsidiary will continue to be accounted for as a wholly owned subsidiary.  On 4 December 2003, the Company and GeoPetro gave China Wisdom notice that the agreement is to be terminated effective 1 December 2003 and requested that the Bengara shares previously transferred to China Wisdom be returned to the Company and GeoPetro.  As at 4 December 2003, the Bengara shares had not yet been returned to the Company or GeoPetro.  The Company and GeoPetro have retained legal council to recover their Bengara shares.

Prior to the default, the Company issued to unrelated parties 1,500,000 common shares of the Company as a finders’ fee in relation to this agreement.  These shares were valued at $300,000 and were expensed.  The Company recognized its portion of the proceeds, being $180,000, as income.  The net effect of this transaction was a loss of $120,000.  Any additional funds received by the Company subsequent to 31 July 2003 will be treated as income when received.

Continental Energy Corporation A Development Stage Company
Notes to Consolidated Financial Statements
31 July 2003 and 2002
U.S. Funds

5.

Resource Property Costs - Continued

b)

GAT Bangkudulis Petroleum Company Ltd. (“GATB”)

On 31 August 2001, the Company completed the acquisition of 70% of the issued and outstanding shares in GATB from Dimensions West Energy Inc. (“DWE”).

GATB is legally entitled to conduct business and operate in the Republic of Indonesia based on it being party to a Technical Assistance Contract (“TAC”) dated 7 October 1996 with Pertamina, the Indonesian government’s state owned oil and gas enterprise.  The TAC grants GATB exclusive authority to conduct petroleum exploration, development and production in an area of approximately 18.63 square kilometers on the Indonesian island of Kalimantan.  The TAC required GATB to expend $4.65 million (including the cost of drilling two wells) in the first two contract years on the oil and gas property. Pertamina has granted various extensions for the expenditure and drilling requirements to 31 December 2003.  Should the drilling results prove successful, the Company may submit a Plan of Development (“POD”) to Pertamina.  Upon approval of the POD by Pertamina , the Company may commence commercial exploitation and production of the GATB property.  As at 5 December 2003, GATB has not completed the required drilling and is currently negotiating a TAC extension with Pertamina.  Pertamina is under no obligation to grant an extension to the TAC.  As at 5 December 2003, Pertamina has not cancelled the GATB TAC nor has Pertamina granted an extension.  If Pertamina turns down the TAC extension request, the oil and gas property area covered by the TAC will revert back to Pertamina and GATB will lose its only material asset.

As at 31 July 2003, accounts payable includes a $2,562,181 non-interest bearing loan payable to a former shareholder of the GATB subsidiary.

Due to exploration risk and the overall uncertainty of drilling results on exploration properties the Company determined that the recoverability of the costs associated with GATB is uncertain, consequently the Company wrote down the book value of the property to $1.

c)

Capitalized costs related to oil and gas properties (Schedule 1):

	Cost	Accumulated Depletion, Impairment and Amortization	2003 Net Book Value	2002 Net Book Value
Oil and gas properties
Other	$11,422	$11,422	$-	$-
Texas	2,734,114	2,734,114	-	-
Indonesia	7,218,958	7,218,955	3	945,717
	$9,964,494	$9,964,493	$3	$945,717

Allocation of capitalized costs:
Unproven properties
Indonesia			$3	$945,717
			3	945,717
Proven properties
Indonesia			-	-
Total capitalized costs			$3	$945,717

Continental Energy Corporation A Development Stage Company
Notes to Consolidated Financial Statements
31 July 2003 and 2002
U.S. Funds

6.

Furniture, Equipment and Computer

Details are as follows:

	Costs	Accumulated Amortization	2003 Net Book Value	2002 Net Book Value
Field survey equipment	$88,147	$27,531	$60,616	$2,362
Furniture	8,966	8,966	-	-
Computer equipment	19,150	12,365	6,785	10,890
	116,263	48,862	67,401	13,252
Auto - capital lease	66,510	-	66,510	-
	$182,773	$48,862	$133,911	$13,252

7.

Promissory Notes Payable

In the prior year, the Company repaid the principal and a portion of the interest outstanding on its promissory notes payable.  As at 31 July 2003, $50,000 of accrued interest remains outstanding.  The note holders have confirmed that no additional interest will be accrued or payable.

8.

Capital Lease Obligations

A Company subsidiary is currently obligated to certain capital leases for two automobiles.  Details are as follows:

Payable at $1,883 per month interest and principal, secured by the related automobiles. The leases expire in January 2006.	$51,336
Less: Current portion	(18,714)
$32,622

Scheduled annual lease payments of principal on the capital leases are as follows:

Period to 31 July 2004	$18,714
Period to 31 July 2005	20,234
Period to 31 July 2006	12,388
$51,336

Continental Energy Corporation A Development Stage Company
Notes to Consolidated Financial Statements
31 July 2003 and 2002
U.S. Funds

9.

Share Capital

a)

During the year the Company amended its authorized share capital.  The Company’s authorized share capital now consists of 600,000,000 shares divided into 500,000,000 common shares without par value and 100,000,000 preferred shares without par value.

b)

As at 31 July 2003, the Company has 93,750 common shares held in escrow, which may be released only with the consent of the governing regulatory authorities.

c)

Details of outstanding share purchase options are as follows:

Continuity of options	Number	Exercise Price	Expiry date
Balance - 31 July 1999	825,000	CDN $0.85	17 March 2000 to 14 April 2002
Cancelled or expired	(140,000)	CDN $0.85	17 March 2000
Cancelled or expired	(250,000)	CDN $0.85	14 April 2002
Balance - 31 July 2000	435,000
Cancelled or expired	(110,000)	CDN $0.85	17 July 2001
Cancelled or expired	(50,000)	CDN $0.85	17 July 2000
Issued	1,420,000	US $0.15	29 April 2004
Balance - 31 July 2001	1,695,000
Cancelled or expired	(275,000)	CDN $0.85	14 April 2002
Cancelled or expired	(100,000)	US $0.15	29 April 2004
Issued	5,200,000	US $0.15	30 July 2004
Balance - 31 July 2002	6,520,000
Exercised	(875,000)	US $0.15	29 April 2004
Exercised	(465,000)	US $0.15	30 July 2004
Issued	1,500,000	US $0.25	30 January 2005
Issued	2,000,000	US $0.45	30 January 2005
Issued	1,500,000	US $0.25	30 January 2005
Balance - 31 July 2003	10,180,000

Summary of options	Number of shares	Price per share	Expiry date
Director/Officer (i)	350,000	$0.15	29 April 2004
Employee/Consultant	95,000	$0.15	29 April 2004
Director/Officer (i)	3,435,000	$0.15	30 July 2004
Employee/Consultant	1,300,000	$0.15	30 July 2004
Director/Officer (i)	2,000,000	$0.25	30 January 2005
Employee/Consultant	1,000,000	$0.25	30 January 2005
Director/Officer (i)	500,000	$0.45	30 January 2005
Employee/Consultant	1,500,000	$0.45	30 January 2005
	10,180,000

(i)

Director or officer of the Company or a subsidiary of the Company or a former director of a subsidiary.

Continental Energy Corporation A Development Stage Company
Notes to Consolidated Financial Statements
31 July 2003 and 2002
U.S. Funds

9.

Share Capital - Continued

d)

Details of outstanding share purchase warrants are as follows:

Continuity of warrants	Number	Exercise Price	Expiry date
Balance - 31 July 1999	1,769,350	CDN $0.85 to $1.00	9 September 1999 to 22 October 2002
Expired	(1,139,350)	CDN $0.85 to $1.00	9 September 1999 to 22 October 2002
Issued	290,000	US $0.15	30 July 2003
Issued	500,000	CDN $0.70	24 November 2004
Issued	1,100,000	CDN $0.80	24 November 2001
Issued	350,000	US $0.15	31 January 2004	(i)
Issued	2,434,932	US $0.15	30 July 2004	(i)
Exercised	(184,499)	US $0.15	30 July 2004	(i)
Balance - 31 July 2000	5,120,433
Issued	4,923,000	US $0.15	30 July 2004	(i)
Expired	(630,000)	CDN $0.85 to $1.00	9 September 1999 to 22 October 2002
Balance - 31 July 2001	9,413,433
Issued	1,621,840	US $0.15	19 July 2004	(i)
Issued	500,000	US $0.15/$0.30/$0.60	19 July 2003/2004/2005
Issued	1,305,000	US $0.15	30 July 2004	(i)
Expired	(1,100,000)	CDN $0.80	24 November 2001
Not renewed	(293,282)	US $0.15	30 July 2004	(i)
Balance - 31 July 2002	11,446,991
Exercised	(3,617,291)	US $0.15	19 July 2004	(i)
Expired	(2,630,000)	US $0.15	19 July 2004	(i)
Exercised	(290,000)	US $0.15	30 July 2003
Exercised	(165,000)	US $0.15	31 January 2004	(i)
Exercised	(500,000)	US $0.15/$ 0.30/$ 0.60	19 July 2003/2004/2005
Issued	5,408,000	US $0.15/$ 0.30/$ 0.60	10 September 2003/2004/2005
Exercised	(661,334)	US $0.15/$ 0.30/$ 0.60	10 September 2003/2004/2005
Issued	1,875,000	US $0.15/$ 0.30/$ 0.60	10 June 2004/2005/2006
Issued	557,000	US $0.15/$ 0.30/$ 0.60	10 June 2004/2005/2006
Issued	450,000	US $0.15/$ 0.30/$ 0.60	10 June 2004/2005/2006
Balance - 31 July 2003	11,873,366

(i)

During the year, this group of warrants was extended and are shown at the amended price and extended date.

Continental Energy Corporation A Development Stage Company
Notes to Consolidated Financial Statements
31 July 2003 and 2002
U.S. Funds

9.

Share Capital - Continued

d)

Continued

Summary of warrants	Price per Share	Exercise/Expiry Date
325,000 (i)	U.S. $0.15	30 July 2004
500,000	CDN $0.70	24 November 2004
185,000	U.S. $0.15	31 January 2004
324,200 (i)	U.S. $0.15	30 July 2004
720,000 (i)	U.S. $0.15	30 July 2004
1,108,000 (i)	U.S. $0.15	30 July 2004
1,082,500 (i)	U.S. $0.15	30 July 2004
4,746,666	U.S. $0.30/$0.60	10 September 2004/2005
2,432,000	U.S. $0.15/$0.30/$0.60	10 June 2004/2005/2006
450,000	U.S. $0.15/$0.30/$0.60	10 June 2004/2005/2006
11,873,366

(i)

During the year these warrants were extended and are shown at the amended price and extended date.

e)

As at 31 July 2003, the Company received $92,008 in advance of share issuance.  The Company will report this as share capital upon issuance of the applicable shares. (Note 12b).

f)

Stock-Based Compensation

For the year ended 31 July 2003, the Company adopted the recommendations of CICA Handbook Section 3870, Stock-based compensation (Note 2l).  The standard requires that stock-based awards made to non-employees are to be measured and recognized using a fair value based method.  During the year ended 31 July 2003, the Company granted options to purchase up to 4,500,000 shares of the Company’s stock to consultants providing management services to the Company at exercise prices of $0.25 and $0.45, with a fair value of $1,061,000 on the grant date.  The fair value of $1,061,000 has been recorded in the Company accounts.

During the year ended 31 July 2003, the Company granted options to purchase up to 500,000 shares of the Company’s stock to directors of the Company at an exercise price if $0.25 per share, with an estimated fair value of $102,000 on the grant date.  The pro-forma impact on net loss and loss per share is as follows:

31 July 2003
Net Loss
As Reported	$2,046,616
Pro forma	$2,148,616
Net Loss Per Share
As Reported	$0.06
Pro forma	$0.06

Continental Energy Corporation A Development Stage Company
Notes to Consolidated Financial Statements
31 July 2003 and 2002
U.S. Funds

9.

Share Capital - Continued

f)

Stock-Based Compensation - Continued

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

Expected dividend yield	Nil
Expected stock price volatility	106%
Risk-free interest rate	3.3%
Expected life of options	1.6 years

The weighted average grant-date fair value of options granted was $0.23.

10.

Related Party Transactions

All related party transactions have been disclosed elsewhere in these consolidated financial statements, except as follows:

a)

During the year, management, director, or officer fees in the amount of $322,687 (2002 - $342,928; 2001 - $169,734) were paid or accrued to a director, a company controlled by a director or a director of one of the Company’s subsidiaries.

b)

During the year, consulting fees in the amount of $252,500 (2002 - $186,500; 2001 - $107,500) were paid or accrued to a director, or a director of one of the Company’s subsidiaries.  $Nil is unpaid as at 31 July 2003.

c)

During the year, interest on a personal loan of $36,600 (2002 - $Nil; 2001 - $Nil) was paid to a director of the Company, by one of the Company’s subsidiaries.

d)

During the year ended 31 July 2003, the following share capital transactions occurred with directors and or their family members, and directors or officers of the Company’s subsidiaries:

-

5,505,000 (2002 - 22,000; 2001 - Nil) common shares were issued through private placements for total proceeds of $825,750 (2002 - $3,300; 2001 - $Nil)

-

2,281,385 (2002 - Nil; 2001 - Nil) common shares were issued through exercised warrants for total proceeds of $342,208 (2002 - $Nil; 2001 - $Nil)

-

1,290,000(2002 - Nil; 2001 - Nil) common shares were issued through exercised options for total proceeds of $193,500 (2002 - $Nil; 2001 - $Nil)

e)

As at 31 July 2003, $90,418 (2002 - $17,656) was owed by a director or a company controlled by a director.  The balance is unsecured, however repayment is expected within one year.

f)

As at 31 July 2003, $368,121 (2002 - $808,527) is payable to a director, a director of a company subsidiary or a former director of a company subsidiary.

Continental Energy Corporation A Development Stage Company
Notes to Consolidated Financial Statements
31 July 2003 and 2002
U.S. Funds

11.

Income Taxes

As at 31 July 2003, the Company has approximately CDN $2,420,000 of losses for income tax purposes which may be used to offset future taxable income.  These losses expire as follows:

Year of Origin	Expiry Year	CDN$ Amount
1999	2006	$683,000
2000	2007	866,000
2001	2008	400,000
2002	2009	403,000
2003	2010	68,000
		$2,420,000

The Company has certain resource related expenses of approximately CDN $1,938,000 which may be carried forward indefinitely and used to reduce future taxable income.  There are approximately U.S. $2,200,000 in losses in the USA which can usually be applied to income in future periods, however the Company has not filed its USA returns.

The benefits, if any, of these income tax losses and resource pools carried forward have not been reflected in the accounts.

12.

Subsequent Events

a)

Subsequent to 31 July 2003, the Company granted 1,600,000 and 1,100,000 options to directors/officers and non employees respectively.  The options have an exercise price of U.S. $0.20 and expire on 30 January 2005.

b)

Subsequent to 31 July 2003, 1,173,388 warrants were exercised for total proceeds of $176,008.

Continental Energy Corporation A Development Stage Company
Notes to Consolidated Financial Statements
31 July 2003 and 2002
U.S. Funds

13.

Contingencies and Commitments

a)

The Company has an agreement with a Company controlled by a director to pay CDN $10,000 per month for management services performed by a director. In addition, the Company has an agreement with a Company controlled by its vice-president to pay CDN $3,000 per month for investor relations services.

b)

As at 31 July 2003, Bengara was committed to the following agreements:

i.

With the Company president

U.S. $12,500 per month

- to act as Bengara’s president and provide executive supervision (b.1)

ii.

With the Bengara chief financial officer

U.S. $12,500 per month

- to financial management services (b.1)

b.1 Severance pay

Bengara cannot terminate this agreement without severance pay. Severance pay for the purpose of these two agreements is calculated as the monthly salary at termination multiplied by the number of months remaining until the expiration of the PSC from the date of termination plus 60 additional months.

As a result of the termination of the China Wisdom agreement (Note 5aiii), the Bengara shareholders terminated these two agreements effective 1 December 2003.  It is management’s opinion that the agreement default by China Wisdom and the subsequent termination of the agreement permitted Bengara to cancel these agreements without severance payment.

Bengara has entered into numerous other agreements that can be terminated with 60 days notice.

c)

One of the Company’s subsidiaries, GATB, entered into the following agreements. GATB has accrued these costs and liabilities, however these liabilities are not payable if GATB is unsuccessful in establishing commercial production or the individuals involved leave voluntarily or are dismissed for cause.

i.

With the GATB president

U.S. $500 per month

- to act as GATB’s president and provide executive supervision

ii.

With GATB directors (3)

U.S. $2,500 per month

- to act as a GATB director and manage its operations

- one of the GATB directors is the Company president

iii.

With the GATB secretary

U.S. $1,000 per month

- to manage geological and seismic interpretation services

iv.

With the GATB treasurer

U.S. $1,500 per month

- to act as GATB treasurer

The commitments noted above have no fixed term, but it is the intention of the GATB subsidiary to pay and or accrue theses fees on a month-to-month basis.

Continental Energy Corporation A Development Stage Company
Notes to Consolidated Financial Statements
31 July 2003 and 2002
U.S. Funds

13.

Contingencies and Commitments - Continued

d)

In May 2002, former employees of a Company subsidiary, GATB, filed a claim against the subsidiary with the Jakarta district Committee for Settlement of Labour Disputes (“CSLD”) claiming unpaid severance pay of $83,000.  The CSLD has rejected portions of the claim and reduced the claim to approximately $41,000.  GATB continues to defend its position and is confident that it will prevail in eliminating or reducing the claim.

e)

As at 5 December 2003, the Bengara shares previously issued to China Wisdom (Note 5aiii) had not been returned to the Company and or GeoPetro.  Any adverse legal consequence to the termination of this agreement as at 5 December 2003 is not determinable and management is confident that it will recover all Bengara shares previously issued to China Wisdom.

14.

Segmented Information

	Canada		Indonesia	Consolidated
31 July 2003
Segmented revenue	$-		$-	$-
Segmented operating loss	$1,474,124		$572,492	$2,046,616
Identifiable assets	$763,149		$320,804	$1,083,953
31 July 2002
Segmented revenue	$-		$-	$-
Segmented operating loss	$185,657	$	(i) 7,783,699	$7,969,356
Identifiable assets	$300,506		$998,576	$1,299,082
31 July 2001
Segmented revenue	$4,476		$-	$4,476
Segmented operating loss	$312,709		$581,645	$894,354
Identifiable assets	$38,579		$3,021,581	$3,060,160

(i)

During the year ended 31 July 2002, the Company wrote down the book value of its Indonesian oil and gas properties by $6,986,726 to $945,717 (Note 5).

15.

Reclassification

Certain prior year balances have been reclassified to the current year’s financial statement presentation.

Continental Energy Corporation A Development Stage Company
Notes to Consolidated Financial Statements
31 July 2003 and 2002
U.S. Funds

16.

Differences Between Canadian and United States Generally Accepted Accounting Principles

These consolidated financial statements are prepared in accordance with accounting principles generally accepted in Canada. Except as set out below, these financial statements comply, in all material aspects, with accounting principles generally accepted in the United States and the rules and regulations of the Securities Exchange Commission.

a)

Under United States GAAP stock compensation expense is recorded for non-employees using a fair-value based method of accounting. Effective for the years beginning on or after 1 January 2002, Canadian GAAP requires stock compensation expense to be recorded for non-employees using a fair value based method of accounting. The effect of this difference for the year ended 31 July 2002 and prior is noted below.

b)

In March 1995, the FASB issued SFAS 123 - “Accounting for Stock Based Compensation” (“SFAS 123”). SFAS 123 requires stock compensation expense to be recorded when shares held in escrow become eligible for release and is based upon the number of shares released and the market value of the shares at that time.  Under Canadian generally accepted accounting principles, no value is attributed to such shares released and no compensation expense is recorded.  The effect of this difference is noted below.

a)

Under accounting principles generally accepted in the United States, the ceiling test is calculated by discounting future net revenues by 10%.  Under accounting principles generally accepted in Canada, the ceiling tests are calculated without application of a discount factor.  There is no difference between Canadian and U.S. GAAP at this time with respect to the application of the ceiling test.

b)

The impact of the above differences between Canadian and United States generally accepted accounting principles on the loss and loss per share is as follows:

	Cumulative from 1 August 1993 through 31 July 2003 (Note 2m)	2003	2002	2001
Loss - Canadian basis	$15,329,627	$2,046,616	$7,969,356	$894,354
Compensation expense - common share stock options granted to non-employees	164,573	-	164,573	-
Compensation expense - escrow shares	139,485	-	-	36,711
Loss - U.S. basis	15,633,685	$2,046,616	$8,133,929	$931,065
Loss per share
Canadian basis		$0.06	$0.31	$0.04
United States basis		$0.06	$0.32	$0.04

Continental Energy Corporation A Development Stage Company
Notes to Consolidated Financial Statements
31 July 2003 and 2002
U.S. Funds

16.

Differences Between Canadian and United States Generally Accepted Accounting Principles

   - Continued

e)

The impact of the above differences between Canadian and United States generally accepted accounting principles on the deficit, as reported, is as follows:

	Cummulative Deficit from 1 August 1993 through 31 July 2003 (Note 2m)	Cummulative Deficit Incurred Prior to 1 August 1993 (Note 2m)	2003	2002	2001
Deficit as reported	$(15,329,627)	$(11,420,599)	$(15,329,627)	$(13,283,011)	$(5,313,655)
Compensation expense - common share stock options granted to non-employees	(164,573)	-	(164,573)	(164,573)	-
Compensation expense - escrow shares	(139,485)	-	(139,485)	(139,485)	(139,485)
Deficit in accordance with United States generally accepted accounting principles	$(15,633,685)	$(11,420,599)	$(15,633,685)	(13,587,069)	$(5,453,140)

f)

The impact of the above differences between Canadian and United States generally accepted accounting principles on contributed surplus as at 31 July 2003, is as follows:

	2003	2002	2001
Share capital - Canadian basis	$1,177,550	$116,550	$116,550
Compensation expense - common share stock options granted to non-employees	164,573	164,573	-
Compensation expense - escrow shares	139,485	139,485	139,485
Share capital - U.S. basis	$1,481,608	$420,608	$256,035

Continental Energy Corporation A Development Stage Company
Notes to Consolidated Financial Statements
31 July 2003 and 2002
U.S. Funds

16.

Differences Between Canadian and United States Generally Accepted Accounting Principles

   - Continued

g)

Prior to the year ended 31 July 2003, under Canadian GAAP, the Company was not required to disclose the pro forma effect of employee stock option-based compensation in the notes to the financial statements. Under U.S. GAAP, SFAS No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans.  The statement encourages all entities to adopt a fair value based method of accounting, but allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, “Accounting for Stock Issued to Employees”.  The company has adopted only the disclosure provisions of SFAS No. 123 as follows:

	2002	2001
Net loss - U.S. basis
As reported (Note 16d)	$8,133,929	$931,065
Pro forma loss	$8,324,255	$1,003,132
Net loss per share U.S basis
As reported (Note 16d)	$0.32	$0.04
Pro forma loss	$0.32	$0.04

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2002	2001
Expected dividend yield	0.0	0.0
Expected stock price volatility	83.07%	45.37%
Risk-free interest rate	3.3%	3.0%
Expected life of options	2 years	2 years

The weighted average grant date fair value of options granted in 2002 and 2001 is $0.15 and $0.39 respectively.

For the year ended 31 July 2003 disclosure see Note 9f.

Continental Energy Corporation A Development Stage Company
Notes to Consolidated Financial Statements
31 July 2003 and 2002
U.S. Funds

16.

Differences Between Canadian and United States Generally Accepted Accounting Principles

   - Continued

h)

Recently Adopted U.S. Accounting Standards

In June 2001, the Financial Accounting Standards Board ("FASB”) issued SFAS No. 141, “Business Combinations”.  SFAS No. 141 mandates the purchase method of accounting for all business combinations initiated after 30 June 2001.  In addition, SFAS No. 141 addresses the accounting for intangible assets and goodwill acquired in business combinations completed after 30 June 2001.  The Company adopted SFAS No. 141, as required, with no material impact on its financial statements.

In June 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets”, which revises the accounting for purchased goodwill and other intangible assets.  Under SFAS No. 142, goodwill and other intangible assets with indefinite lives will no longer be systematically amortized into operating results.  Instead, each of these assets will be tested, in the absence of an indicator of possible impairment, at least annually, and upon an indicator of possible impairment, immediately. The Company adopted SFAS No. 142, with no material impact on its financial statements.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets”.  SFAS No. 144 was issued to resolve certain implementation issues that had arisen under SFAS No. 121.  Under SFAS No. 144, a single uniform accounting model is required to be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and certain additional disclosures are required.  The Company adopted SFAS No. 144, as required, with no material impact on its financial statements.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements Nos. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections”.  SFAS No. 145 updates, clarifies and simplifies existing accounting pronouncements, by rescinding SFAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect.  As a result, the criteria in APB No. 30 will now be used to classify those gains and losses.  Additionally, SFAS No. 145 amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions.  Finally, SFAS No. 145 also makes technical corrections to existing pronouncements.  While those corrections are not substantive in nature, in some instances, they may change accounting practice.  The Company adopted the provisions of SFAS No. 145 that amended SFAS No. 13, as required, on 15 May 2002 for transactions occurring after such date with no material impact on its financial statements.  The Company will adopt the remaining provisions of SFAS No. 145, as required, on 1 August with no material impact on its financial statements.

Continental Energy Corporation A Development Stage Company
Notes to Consolidated Financial Statements
31 July 2003 and 2002
U.S. Funds

16.

Differences Between Canadian and United States Generally Accepted Accounting Principles

   - Continued

h)

Recently Adopted U.S. Accounting Standards - Continued

Recently Issued U.S. Accounting Standards Not Yet Adopted

In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations".  SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is a cost by increasing the carrying amount of the related long-lived asset.  Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related obligation for its recorded amount or incurs a gain or loss upon settlement.  The Company will adopt SFAS No. 143, as required, on 1 August 2003.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”.  SFAS No. 146 was issued to address the financial accounting and reporting for costs associated with exit or disposal activities, unless specifically excluded.  SFAS No. 146 requires that a liability for a cost associated with a covered exit or disposal activity be recognized and measured initially at its fair value in the period in which the liability is incurred, except for a liability for one-time termination benefits that is incurred over time.  If employees are not required to render service until they are terminated in order to receive the one-time termination benefits or if employees will not be retained to render service beyond the minimum retention period (as dictated by existing law, statute or contract, or in the absence thereof, 60 days), a liability for the termination benefits shall be recognized and measured at its fair value at the communication date.  If employees are required to render service until they are terminated in order to receive the one-time termination benefits and will be retained to render service beyond the minimum retention period, a liability for the termination benefits shall be measured initially at the communication date based on the fair value of the liability as of the termination date.  The liability shall be recognized ratably over the future service period.  SFAS No. 146 also dictates that a liability for costs to terminate an operating lease or other contract before the end of its term shall be recognized and measured at its fair value when the entity terminates the contract in accordance with the contract terms.  A liability for costs that will continue to be incurred under a contract for its remaining term without economic benefit to the entity is to be recognized and measured at its fair value when the entity ceases using the right conveyed by the contract.  SFAS No. 146 further dictates that a liability for other covered costs associated with an exit or disposal activity be recognized and measured at its fair value in the period in which the liability is incurred.  The Company will adopt SFAS No. 146, as required, on 1 September 2003.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure".  SFAS 148 amends SFAS No. 123, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS 148 is effective for fiscal years beginning after 15 December 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after 15 December 2002.  The Company will adopt SFAS No. 148, as required, with no material impact on its financial statements.

E X H I B I T – 11  :  ATTACHMENT TO ITEM-#17 FORM-20F (Continued)

SUPPLEMENTAL  SCHEDULES  TO  THE

AUDITED  ANNUAL  FINANCIAL  STATEMENTS  AT

FISCAL  YEAR  END  7/31/03

Attachment to Form-20F For Fiscal 2003 Ended 7/31/03 Filed In January 2004 By

CONTINENTAL ENERGY CORPORATION

CONTINENTAL ENERGY CORPORATION

(A DEVELOPMENT STAGE CORPORATION)

AUDITORS’ REPORT ON SCHEDULES

STALEY, OKADA & PARTNERS

Chartered Accountants

INDEPENDENT AUDITORS’ REPORT ON SCHEDULES

To the Directors of Continental Energy Corporation:

We have audited the schedules of indebtedness of and (to) related parties, property, plant and equipment and accumulated amortization for the three years ended 31 July 2003.  These schedules are the responsibility of the company’s management.  Our responsibility is to express an opinion on these schedules based on our audits.

We conducted our audits in accordance with United States generally accepted auditing standards for the years ended 31 July 2003, 2002 and 2001.  All prior years were audited in accordance with Canadian generally accepted auditing standards.  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the schedules are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the schedules.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall schedule presentation.

In our opinion, these schedules present fairly, in all material respects, the results of these activities of the company for the three years then ended in accordance with Canadian generally accepted accounting principles in Canada.  As required by the Company Act of British Columbia, we report that, in our opinion, these principles have been applied on a basis consistent with that of the preceding years.

Schedule I

-

Indebtedness Of and (To) Related Parties

Schedule II(a)

-

Property, Plant and Equipment

Schedule II(b)

-

Accumulated Amortization

- See Accompanying Note -

Surrey, B.C., Canada	STALEY, OKADA & PARTNERS
5 December 2003	CHARTERED ACCOUNTANTS

Continental Energy Corporation (A Development Stage Corporation)	Schedule I
Indebtedness Of and (To) Related Parties
U.S. Funds

	Balance - Beginning of Year	Additions	Deductions	Balance - End of Year
	31 July 2000			31 July 2001
(1) Milner Downs Equestrian Centre Ltd.	$-	$(18,465)	$-	$(18,465)
(2) GATB	1,423,480	165,992	-	1,589,472
(3) J. Haebig	4,788	(85,314)	(4,788)	(85,314)
Gary Schell - Director	(10,403)	(8,925)	-	(19,328)
Richard L. McAdoo - Director	5,296	(78,737)	(5,296)	(78,737)
	$1,423,161	$(25,449)	$(10,084)	$1,387,628

	31 July 2001			31 July 2002
(1) Milner Downs Equestrian Centre Ltd.	$(18,465)	$(76,428)	$16,084	$(78,809)
(2) GATB	1,589,472	-	(1,589,472)	-
(3) J. Haebig	(85,314)	(129,000)	1,408	(212,906)
(3) S. Doshi	-	(62,000)	-	(62,000)
Gary Schell - Director	(19,328)	(48,000)	6,157	(61,171)
Richard L. McAdoo - Director	(78,737)	(299,211)	1,963	(375,985)
	$1,387,628	$(614,639)	$(1,563,860)	$(790,871)

	31 July 2002			31 July 2003
(1) Milner Downs Equestrian Centre Ltd.	$(78,809)	$(80,187)	$249,414	$90,418
(3) Jones Hasibuan	-	(33,500)	-	(33,500)
(3) Willie Tanadu	-	(57,000)	-	(57,000)
(3) Eka	-	(193,000)	-	(193,000)
(3) Dorpi	-	(6,000)	-	(6,000)
(3) Li	-	(37,500)	36,709	(791)
(3) Wang	-	(62,500)	60,974	(1,526)
(3) J. Haebig	(212,906)	(92,500)	290,844	(14,562)
(3) S. Doshi	(62,000)	(19,500)	81,500	-
Gary Schell - Director	(61,171)	(19,500)	80,671	-
Richard L. McAdoo - Director	(375,985)	(154,224)	468,467	(61,742)
	$(790,871)	$(755,411)	$1,268,579	$(277,703)

(1)

A company controlled by a director of the company.

(2)

Subsequent to 31 July 2001, the company completed the acquisition of 70% of the issued and outstanding shares in GATB and the balance due from GATB was eliminated upon consolidation.

(3)

A director or officer or former director or officer of one of the company’s subsidiaries.

- See Accompanying Note -

Continental Energy Corporation (A Development Stage Corporation)	Schedule II(a)
Property, Plant and Equipment
U.S. Funds

	Balance - Beginning of Year	Additions at Cost	Retirement	Balance - End of Year
	31 July 2000			31 July 2001
Furniture	$8,966	$-	$-	$8,966
Field survey equipment	6,457	2,546	-	9,003
Computer equipment	9,686	9,464	-	19,150
	$25,109	$12,010	$-	$37,119

	31 July 2001			31 July 2002
Furniture	$8,966	$-	$-	$8,966
Field survey equipment	9,003	-	-	9,003
Computer equipment	19,150	-	-	19,150
	$37,119	$-	$-	$37,119

	31 July 2002			31 July 2003
Furniture	$8,966	$-	$-	$8,966
Field survey equipment	9,003	79,144	-	88,147
Computer equipment	19,150	-	-	19,150
Auto - capital lease	-	66,510	-	66,510
	$37,119	$145,654	$-	$182,773

- See Accompanying Note -

Continental Energy Corporation (A Development Stage Corporation)	Schedule II(b)
Accumulated Amortization
U.S. Funds

	Balance - Beginning of Year	Amortization	Retirement	Balance - End of Year
	31 July 2000			31 July 2001
Furniture	$6,045	$587	$-	$6,632
Field survey equipment	2,947	1,000	-	3,947
Computer equipment	2,227	3,690	-	5,917
	$11,219	$5,277	$-	$16,496

	31 July 2001			31 July 2002
Furniture	$6,632	$2,334	$-	$8,966
Field survey equipment	3,947	2,694	-	6,641
Computer equipment	5,917	2,343	-	8,260
	$16,496	$7,371	$-	$23,867

	31 July 2002			31 July 2003
Furniture	$8,966	$-	$-	$8,966
Field survey equipment	6,641	20,890	-	27,531
Computer equipment	8,260	4,105	-	12,365
	$23,867	$24,995	$-	$48,862

- See Accompanying Note -

Continental Energy Corporation (A Development Stage Company)
Note to Report on Schedules
31 July 2003, 2002 and 2001
U.S. Funds

1.

Conversion of Foreign Currencies

For its 31 July 2002 year-end reporting, and all subsequent reporting, the Company adopted the U.S. currency as its reporting currency and has prepared its report on schedules on that basis.

The accounts of the Company are now prepared in U.S. funds and the Company’s Canadian operations are translated into U.S. dollars under the temporal method as follows:

•

Monetary assets and liabilities at year-end rates;

•

All other assets and liabilities at historical rates;

•

Income and expense items and exploration and development costs translated in a manner that produces substantially the same result as would have resulted had these items been translated on the date they occurred;

•

Exchange gains and losses arising from these transactions are treated as period items.